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                                                                    EXHIBIT 10.2


                                            John N. Buchanan
                                            Chief Executive Officer and Chairman



June 11, 2001

Mr. Steve Ladwig
1680 Indian Hills Drive
Albert Lea, MN 56007


Dear Steve:

On behalf of Retek Inc, we are pleased to offer you the position of President and Chief Executive Officer on our executive Management Team. This letter clarifies and confirms the terms of your employment with Retek.

Terms of Employment

Upon acceptance of this offer:

o Your start date on a part time basis is expected June 11, 2001 ("Start Date") and on a full time basis August 4, 2001. Retek acknowledges that your part time status is to accommodate your continued employment at lmation through August 3, 2001.

o    You will report to the Retek Board of Directors.

o You will be elected or re-elected to the Retek Board of Directors during the entire term of your employment.

o Your annual base salary will be $350,000 payable $29,166.67 US per month in accordance with Retek's standard payroll practice and subject to applicable withholding taxes. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and increased from time to time, in the discretion of the Committee, but in any event such salary shall not be reduced below $350,000 during your term of employment.

o You are eligible during your term of employment to participate in the Company's Incentive program. Your targeted annual incentive is eighty (80) percent of your annual base compensation. The targets for the fourth quarter of the 2001 fiscal year of the Company are set forth on Schedule A attached hereto. Incentive pay, as mutually determined between you and Retek annually and approved by the Retek Board of Directors, will be based on a combination of corporate and individual objectives and is paid annually during the month next following the end of the Company's fiscal year (currently ending December 31). However, Retek will advance as a draw against the annual bonus up to eighty (80%) percent of the quarterly estimated bonus, The actual final bonus will be calculated annually and any excess due shall be paid as noted, and any shortfall shall be repaid by you.


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o    You must achieve at least seventy (70%) percent of your objectives to be considered for any bonus, unless otherwise approved by the Compensation Committee of the Board of Directors in the Committee's sole discretion.

o If you achieve 70-99.9% of your objectives you will receive fifty (50%) percent of your annual bonus.

o If you achieve 100% of your objectives you will receive one hundred (100%) percent of your annual bonus.

o You shall be paid on or before October 31, 2001 a bonus of $70,000 for the third quarter of 2001 Incentive. Excluding the payout for the third quarter of 2001 Incentive, the quarterly incentive payments for the fourth quarter of 2001 will be at eighty (80) percent of performance until approval is received by the Compensation Committee of the Retek Board of Directors following December 31, 2001 and paid in the immediately following January 2002.

o Beginning with fiscal year 2002, all the quarterly incentive payments will be at eighty (80) percent of performance until approval is received by the Compensation Committee of the Retek Board of Directors following each December 31 and paid in the immediately following January each such December 31.

o Retek's Board of Directors will grant you on your Start Date an option to purchase 725,000 shares of Retek Common Stock under the terms of the Company's 1999 Equity Incentive Plan to the extent qualified for Incentive Stock Option Treatment, and to the extent treated as non-qualified stock options, under the terms of the HighTouch Technologies, Inc. Stock Option Plan with the exercise price to be the then closing price for the stock on the Start Date as reported by Nasdaq, which option shall vest twenty-five (25%) percent on the first annual anniversary of your Start Date, and monthly vesting of the balance of two and 83/1000 percent (2.083%) over the remaining three years until all 725,000 options are fully vested, or earlier vesting as provided below.

o Retek's Board of Directors will grant you on your Start Date an additional non-qualified stock option to purchase 25,000 shares of Retek Common Stock under the terms of the HighTouch Technologies, Inc. Stock Option Plan at the below current fair market value of $1.00 per share, which option will vest entirely on the first anniversary of your Start Date, or earlier vesting as provided below.

o You will be eligible for additional grants of stock options at such times and in such amounts as are commensurate with other senior executives as approved by Retek's Board of Directors,

The Board of Directors of Retek is currently reviewing certain change of control provisions to benefit senior executives of Retek (the "Change of Control Plan"). You will be included in the highest tier for change of control benefits. In the event these provisions are not approved by the Retek Board of Directors by December 31, 2001, Retek will negotiate with you in good faith for individually designed change of control benefits effective no later than December 31, 2001. Until the earlier of the date the Change of Control Plan is adopted by the Board of Directors and you are included therein at the highest tier, or a separate change in control agreement described in the immediately preceding sentence is agreed by you and Retek, which in any case shall not be later than December 31, 2001, if the Company terminates your employment without Cause or you terminate your employment for Good Reason, in lieu of the cash component of severance comprised of one year base salary and bonus provisions set forth under the Section captioned Termination of Employment below the Company will pay as the cash component (base salary and bonus) two years base salary and bonus calculated and paid as provided below:



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o    This position is based in the Twin Cities of Minneapolis and St. Paul as a term of employment. You will be expected to travel frequently on a global basis in the performance of your duties.

o You will be eligible to participate in the employee benefits program established by Retek generally for its senior executives. These benefits generally include health, vision, prescription drug, dental, life, short- and long-term disability ("welfare benefits") and paid vacation. You will receive four (4) weeks of vacation annually during your first five (5) years of service, after which you shall receive five (5) weeks of vacation. In addition, you may choose to enroll in our voluntary 40l(k) plan and you may participate in our Employee Stock Purchase Plan, subject to the terms of those plans. In addition, in the event of your short term disability as set forth in Retek's general benefits, the Company will continue to pay your full salary for 180 days from the date of your disability, less any amounts received as a result of insurance benefits provided by Retek.

o Your employment with Retek, should you accept this offer, will not be for any specific term and may be terminated at any time, with or without cause, provided each Retek and you will provide not less than thirty days written notice of termination, by you or by the Company for any or no reason, except for "Cause" or "Good Reason," as defined below, which termination for Cause or Good Reason may be immediate upon notice. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and Retek concerning the duration of your employment and the circumstances under which either you or the Company may terminate your employment and any contrary representations or agreements, which may have been made to you, are superseded by this offer. The at-will term of your employment with Retek can only be changed in a written document signed by you and the Chairman of the Board of Directors of Retek, which expressly states the intention to modify the at-will term of your employment.

Termination of Employment

Without derogating your at-will employment status, in the event you are terminated without Cause or you terminate your employment for Good Reason, the payments to which you will be entitled to receive from the Company in satisfaction of all claims upon termination of your employment will be as follows:

If before the first annual anniversary of your Start Date the Company terminates your employment without Cause or you terminate your employment for Good Reason, the Company will:

o pay you any accrued and unpaid base salary and annual bonus pro-rated to the effective date of termination In the normal course of payroll:

o pay you the additional sum equal to one year's then current annual base salary (before any reduction that would constitute a breach of this agreement), payable in twelve equal installments in the normal course of payroll,

o pay you the additional sum equal to one hundred (100%) percent of the bonus of eighty (80%) percent of your then current annual base salary payable in twelve equal installments in the normal course of payroll;

o fully vest the 25,000 stock options granted at $1.00 per share as if you had completed one (1) year of employment;



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o    vest the pro rated portion of the options at a percentage equal to two and
     83/1000 (2.083%) percent per month from your Start Date to the end of the month of the effective date of your termination, plus an additional twenty-five (25%) percent of the 725,000 stock options and any additional options granted thereafter; and

o continue welfare benefits at the active employee's cost for a period of one year from the effective date of termination.

If after the first anniversary but before the second annual anniversary of your Start Date the Company terminates your employment without Cause or you terminate your employment for Good Reason, the Company will:

o pay you any accrued and unpaid base salary and the annual bonus pro-rated to the date of termination in the normal course of payroll;

o pay you the additional sum equal to one years then current annual base salary (before any reduction that would constitute a breach of this agreement), payable in twelve equal installments In the normal course of payroll;

o pay you the additional sum equal one hundred percent of the bonus of eighty (80%) percent of your then current annual base salary payable in twelve equal installments in the normal course of payroll;

o vest the then applicable percent of the unvested 725,000 stock options in accordance with the original vesting schedule to the end of the month of the effective date of termination;

o vest an additional twenty-five (25%) percent of the 725,000 stock options and any additional options granted thereafter, as if you had completed one
     (1) additional year of employment; and

o continue welfare benefits at the active employee's cost for a period of one year from the effective date of termination.

If after the second anniversary but before the third annual anniversary of your Start Date the Company terminates your employment without Cause or you terminate your employment for Good Reason, the Company will:

o pay you any accrued and unpaid base salary and the annual bonus pro-rated to the date of termination in the normal course of payroll;

o pay you the additional sum equal to one years then current annual base salary (before any reduction that would constitute a breach of this agreement), payable in twelve equal installments in the normal course of payroll;

o vest the then applicable percent of the then remaining unvested 725,000 stock options in accordance with the original vesting schedule to the end of the month of the effective date of termination;

o vest an additional twenty-five (25%) percent of the 725,000 stock options and any additional options granted thereafter, as if you had completed one
     (1) additional year of employment; and




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o    continue welfare benefits at the active employee's cost for a period of one year from the effective date of termination.

If after the third annual anniversary but before the fourth annual anniversary of your Start Date the Company terminates your employment without Cause or you terminate your employment for Good Reason, the Company will:

o pay you any accrued and unpaid base salary to the effective date of termination in the normal course of payroll; and

o in accordance with the original vesting schedule vest the then applicable percent of the unvested 725,000stock options to the end of the month in which the effective date of termination occurs;

o vest an additional twenty-five (25%) percent (or the remainder, if less) of the 725,000 stock options and 25% of any additional options granted thereafter, as if you had completed one (1) additional year of employment; and

o pay you the additional sum equal to six month's of the then current annual base salary (before any reduction that would constitute a breach of this agreement), payable in twelve equal installments in the normal course of payroll; and

o continue welfare benefits at the active employee's cost for a period of six month's from the effective date of termination.

All of the foregoing payment shall be subject be to normal withholding and other deductions in accordance with Company's payroll practice and are subject to execution of an effective general release by you of all claims as of the effective date of termination (without releasing your right to receive the consideration stated in Termination of Employment above, as appropriate and any other benefit that has accrued and vested as of the effective date of termination).

The following matters will provide the Company with justification for termination of your employment with "Cause":

o    any act of criminal fraud or embezzlement;

o any material breach by you of your Confidentiality, Noncompetition and Invention Assignment Agreement with the Company;

o your conviction of any felony involving an act of dishonesty, moral turpitude, deceit or fraud;

o any act of dishonesty or "willful" misconduct involving property of the Company in connection with your responsibilities as an employee of the Company that either;

     -- materially impairs the Company's business, goodwill or reputation, or

     -- materially compromises your ability to represent the Company with the public, or




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o    your "willful" material failure (other than as a result of disability, as defined in the Company's long term disability plan, or death) to perform your lawful duties to the Company within a reasonable time after receiving written notice from the Company's Board of Directors describing such failure in reasonable detail.

The Board shall take such action after written notice and the opportunity for a hearing before the Board, and affirmative vote of a majority of disinterested directors of a finding of Cause. For purposes of this Agreement, "willful" shall moan any act or failure to act, taken in the absence of good faith and without reasonable belief this such action or failure to act was in the best interests of the Retek.

The following matters will provide you with justification for termination of your employment with "Good Reason":

o Material reduction in your duties and responsibilities as Chief Executive Officer, including failure to be elected to the Board of Directors of Retek, termination of your direct reporting to the Board of Directors, or assignment of duties materially inconsistent with the general position of Chief Executive Officer:

o Relocation of Retek principal offices outside of the Minneapolis-St. Paul metropolitan area;

o Failure of Retek to obtain the assumption of this Agreement by a purchaser of all or substantially all of the assets of Retek;

o The material reduction of compensation, bonus or stock opportunities initiated by the Retek Board of Directors other than matters arising out of Board actions applied to Retek senior management generally as a result of material adverse financial conditions of Retek;

o Material breach of any provision of this Agreement, which is not cured in a reasonable time exercising due diligence.

Except in the case where you terminate your employment without Good Reason, you will be released from the noncompete and nonsolicitation provisions of the Invention Assignment, Confidentiality and Noncompetition Agreement. In addition, notwithstanding anything therein to the contrary, the Invention Assignment, Confidentiality and Noncompetition Agreement is modified as follows:

o The restrictions in Section 10 shall only apply to JDA Software Group, Inc., SAP AG, i2 Technologies and any other entity or entities generally recognized in the marketplace as a direct competitor of the Company that the Company sets forth from time to time in a written notice to you.

o Section 12 is modified to read: "During, and for a period of one (1) year after termination of my employment with the Company, I will not directly or indirectly solicit any employee to leave employment of the Company, or solicit any suppliers, customers or consultants to cease doing business with the Company for my own benefit or the benefit of any other party".

This offer is contingent upon verification of the information you provided on your employment application. Retek may rescind this offer should discrepancies be discovered.




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By signing the offer below, you acknowledge and agree that length of employment, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with Retek and will not create any implied contract requiring cause for termination of employment. Cause as defined above is used solely for purposes of determining whether any severance consideration may be due to you by the Company.

As an employee of Retek, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Retek's policy prohibiting unlawful harassment and discrimination. Violation of this policy may lead to immediate termination of employment. We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers. You should also note that this agreement will restrict your future flexibility.
If you wish to accept this offer, please sign and data this letter and the enclosed agreements which are a condition of this offer, and return all pages of the:

o    Offer Letter;

o    Invention Assignment, Non-competition and Confidentiality Agreement;

o    Arbitration Agreement; and

o    Code of Ethics Policy.

You should keep one copy of this letter for your own records. We are excited about you joining us and look forward to hearing from you.

Sincerely,



John N. Buchanan
Chief Executive Officer and Chairman

Enclosures




I have read and accept this employment offer:


By:
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            Employee Signature                                   Date